Exhibit 99.1

For Immediate Release

Contact:

Matthew Shepherd

678-942-2683

mshepherd@netbank.com

NetBank, Inc. Reports $.22 EPS for First Quarter 2003

Dividend of $.02 per Share Declared

For Shareholders of Record on April 30, 2003

ATLANTA (April 23, 2003) — NetBank, Inc. (Nasdaq: NTBK), parent company of the country’s first commercially successful Internet bank, NetBank® (www.netbank.com), today released financial and operational results for the first quarter of 2003.

The company reported net income of $10.7 million or $.22 per share for the first quarter of 2003, compared with a net loss of $5.6 million or $.19 per share in the same period a year ago. The first quarter 2002 results included transaction and balance sheet restructuring charges of $13.8 million on a pre-tax basis (or $.30 per share) related to the acquisition of Resource Banchsares Mortgage Group, Inc., which closed on March 31, 2002. Based on the company’s strong financial performance during the first quarter, the board of directors approved a dividend of $.02 per share to shareholders of record on April 30, 2003. The dividend will be disbursed on June 15, 2003.

Additional highlights of the quarter include:

•                    An increase of approximately 10,000 customers at the bank, compared with growth of approximately 2,300 customers during the fourth quarter of 2002;

•                    Total deposits of $2.3 billion, representing an increase of $234 million or 46% on an annualized basis from December 31, 2002;

•                    Quarterly mortgage production of $4.4 billion, compared with the company’s record-setting performance of $4.7 billion in production last quarter; and

•                    An annualized balance sheet turn of 4.5 times based on loan and servicing rights sales into the secondary market of $4.2 billion, which were close to the record sales of $4.4 billion recorded during fourth quarter 2002.

Management Commentary

“We are very pleased with our performance during the quarter,” said Douglas K. Freeman, chairman and chief executive officer. “In our ongoing effort to create long-term shareholder value, we leveraged the continued strength of our mortgage operations to invest in some key initiatives at the bank. Select adjustable rate mortgages and other loans originated through our mortgage channels were added to the bank’s portfolio instead of being sold into the capital markets. Through this initiative and others, such as the bank’s new indirect auto lending division, we are working hard to improve profitability in the retail banking channel.”

“Agency production had another strong quarter, while performance in our other business segments was in line with our expectations,” said Steven F. Herbert, chief finance executive. “As anticipated, two items in particular had an impact on our earnings this quarter. We increased our loan loss reserve at the bank in connection with our decision to hold certain ARM and other mortgage loans for investment. These loans will help to increase margin at the bank over the coming quarters. We also experienced high amortization and impairment charges in our servicing unit. These charges relate to heightened pre-payment speeds caused by the current low interest rate environment. We continue to grow the servicing portfolio and believe it will act as a natural hedge against earnings volatility when origination volumes begin to decline. The current level of impairment charges should lessen or reverse in a rising interest rate environment.”

“Operationally, we had a number of tactical successes during the quarter that will help us reinforce NetBank’s position as the country’s leading Internet bank,” Freeman concluded. “Since the beginning of the year, we have launched an online offering through our NetInsurance affiliate and a pilot of our new small business banking program. The small business program incorporates the new state-of-the-art bank platform that we plan to roll out along with a redesigned public Web site in the coming months.”

Noteworthy Transactions

Management elected to sell certain securities held at the bank during the first quarter. The sale resulted in gains of $6.3 million. These gains were used in turn to offset pre-payment penalties of $6.0 million on some of the bank’s higher-rate, term advances from the Federal Home Loan Bank. The early retirement of this debt will lead to significant cost savings for the company going forward.

The company repurchased 731,000 shares of its outstanding common stock during the quarter. The shares were bought at an average price of $10.46 as part of the company’s proactive capital management program. An additional 1.9 million shares remain available for repurchase under authorizations previously approved by the board of directors. The company will continue to buy back shares periodically in the public market or through private transactions.

Retail Bank Operations

Table 1 provides an overview of quarterly performance of the company’s retail bank operations. Earning assets increased to $3.2 billion, representing an increase of $262 million or 9% from fourth quarter 2002. The increase relates to the company’s strategy of retaining adjustable rate mortgages and select loans originated through its mortgage operations. As a result of the additional assets, net interest income rose to $8.1 million, representing an increase of $934 thousand or 13% from last quarter. The bank incurred expenses during the first quarter connected to the development and implementation of its new small business banking program and indirect auto lending division. The initiation of these new services primarily accounts for the increase in expenses of $1.4 million from fourth quarter 2002.

                Table 1

	RETAIL BANK OPERATIONS
	(Dollars in thousands)
	Quarter ended	Quarter ended
	03/31/03	12/31/02	Change
Net interest income	$8,097	$7,163	$934
Provision for loan and lease losses	(849)	4,037	(4,886)
Net interest income after provision for loan and lease losses	7,248	11,200	(3,952)
Gain (loss) on sale of loans	183	(1,356)	1,539
Service charges and fees	3,042	3,420	(378)
Total revenues	10,473	13,264	(2,791)

Total expenses	15,209	13,779	1,430
Pre-tax loss before gain on securities and debt	(4,736)	(515)	(4,221)
Gain on securities and debt	356	—	356
Pre-tax loss	$(4,380)	$(515)	$(3,865)

Earning assets	$3,248,201	$2,985,806	$262,395

Net interest income to earning assets	1.00%	0.96%	0.04%
Net interest income after provision to earning assets	0.89%	1.50%	(0.61)%
Service charges and fees to earning assets	0.37%	0.46%	(0.09)%
Expenses to earning assets	1.87%	1.85%	0.02%

The bank experienced strong customer growth during the first quarter. Approximately 10,000 customers were added. Customers totaled 162,358 at March 31, 2003, compared with 152,560 at December 31, 2002. The bank began to pursue its cross-selling strategy of marketing deposit products to select loan customers who match its core customer demographic profile. Of the 10,000 customers added, two-thirds of the total represent core deposit customers acquired through external marketing channels. One-third is comprised of loan customers acquired through one of the bank’s mortgage operations. The bank is now focused on marketing deposit products to these customers.

Retail bank deposits rose to $2.3 billion at the end of the quarter, compared with $2.1 billion at the end of fourth quarter 2002. The overall average account balance totaled $9,854, representing an increase of $817 or 9% from last quarter. Average checking and money market account balances rose by 10% and 15% respectively, while average CD balances decreased slightly by 3%.

The bank’s performance continues to be adversely affected by the leases originated by Commercial Money Center, Inc. (CMC) that the bank purchased. Income from these leases remains on non-accrual status pending a resolution of the litigation against the three insurance companies that issued surety bonds or insurance policies guaranteeing payment on the leases — Illinois Union Insurance Company, an affiliate of ACE INA Group (NYSE: ACE), Royal Indemnity Company, an affiliate of Royal and Sun Alliance Group (NYSE: RSA), and Safeco Insurance Company, an affiliate of Safeco (Nasdaq: SAFC). As reported previously, the company’s suit has been consolidated into a multi district litigation with other CMC investors against the three surety companies and two others, American Motorists Insurance Company, an affiliate of Kemper Insurance Companies; and RLI Insurance Company, an affiliate of RLI Corporation (NYSE: RLI). The collective potential exposure of the sureties in this case is estimated at approximately $350 million, excluding the investors’ claims for consequential damages, punitive damages and legal fees.

The judge assigned to the case for pre-trial purposes is currently considering whether the investors in the CMC leases are entitled to judgment on the pleadings as a matter of law. This ruling is expected within the next several weeks. Including legal fees and the non-accrual status of the leases, the company estimates that CMC litigation impacted earnings negatively by $1.0 million, after tax, or $.02 per share during the first quarter.

Mortgage Banking Operations

The company’s mortgage banking operations continue to benefit from the current low interest rate environment. Production for the quarter was $4.4 billion while sales totaled $4.1 billion. First quarter production was comprised of 56% refinance business and 44% purchase business. The Mortgage Bankers Association of America currently estimates that the industry average for first quarter production was 71% refinance and 29% purchase. The relative balance in the company’s mix is the result of the introduction of alternate mortgage products in its third-party lending channels and ongoing effort to expand its own retail market share. Pipeline volumes at March 31, 2003, were $4.7 billion compared with $3.4 billion at December 31, 2002.

Table 2 provides an overview of quarterly performance of the company’s prime and conforming mortgage operations. Production totaled $3.9 billion, compared with $4.2 billion in fourth quarter 2002. Sales were $3.7 billion, compared with $3.9 billion in the preceding quarter. The margin on sales remained strong at 139 basis points (bps), down slightly from 141 bps last quarter. With the high production volumes, the company continues to leverage fixed costs effectively. Total production expenses were 63 bps, compared with 65 bps during fourth quarter 2002.

                Table 2

	PRIME & CONFORMING MORTGAGE OPERATIONS
	(Dollars in thousands)
	Quarter ended 03/31/03		Quarter ended 12/31/02		Change
	Dollars	Bps	Dollars	Bps	Dollars	Bps
Production	$3,899,523		$4,208,101		$(308,578)

Sales	3,663,154		3,924,053		(260,899)

Production revenues	$50,868	139	$55,321	141	$(4,453)	(2)

Production expenses	24,573	63	27,426	65	(2,853)	(2)
Pre-tax income	$26,295	76	$27,895	76	$(1,600)	0

Table 3 provides an overview of quarterly performance of the company’s non-conforming mortgage operations. Production totaled $458 million, compared with $498 million in fourth quarter 2002. Sales during the quarter were $482 million, compared with $439 million in the preceding quarter. Pre-tax profits were $4.0 million, an increase of 31% over the pre-tax profits last quarter.

                Table 3

	NON-CONFORMING MORTGAGE OPERATIONS
	(Dollars in thousands)
	Quarter ended 03/31/03		Quarter ended 12/31/02		Change
	Dollars	Bps	Dollars	Bps	Dollars	Bps
Production	$457,900		$498,453		$(40,553)

Sales	482,362		439,364		42,998

Production revenues	$16,197	336	$14,911	339	$1,286	(3)

Production expenses	12,151	265	11,814	237	337	28
Pre-tax income	$4,046	71	$3,097	102	$949	(31)

Table 4 provides an overview of quarterly performance of the company’s loan servicing operation. Servicing revenue totaled $8.2 million, an increase of $1.1 million from fourth quarter 2002. The increase correlates with the higher number of loans serviced this quarter. The servicing portfolio grew to $12.0 billion at March 31, 2003, compared with $11.2 billion at December 31, 2002. The unpaid principal balance underlying mortgage servicing rights increased from $7.0 billion last quarter to $8.1 billion this quarter as the company continues to retain a portion of conventional loan servicing that it generates. Net hedge results represented a loss of $3.0 million, compared with a loss of $5.1 million during the fourth quarter. Net hedge results continue to be adversely affected by actual and forecasted prepayment speeds.

                Table 4

	LOAN SERVICING
	(Dollars in thousands)
	Quarter ended	Quarter ended
	03/31/03	12/31/02	Change
Servicing revenue	$8,214	$7,132	$1,082

Servicing expenses:
Operating expenses	6,021	6,022	(1)
Amortization	5,508	4,706	802
Total servicing expenses	11,529	10,728	801

Pre-tax servicing margin	(3,315)	(3,596)	281

Loss on sale of servicing rights	(50)	(13)	(37)
Net hedge results	(3,006)	(5,111)	2,105
Net pre-tax loss	$(6,371)	$(8,720)	$2,349

Held for sale	$391,019	$863,135	$(472,116)
Available for sale	7,666,062	6,093,438	1,572,624
UPB underlying MSRs	8,057,081	6,956,573	1,100,508
Work-in-process and whole loans	1,591,764	1,171,275	420,489
NetBank whole loans	307,689	98,287	209,402
Non-conforming	221,274	368,117	(146,843)
Sold but not transferred	815,806	1,407,671	(591,865)
Third party subservicing	1,027,823	1,151,351	(123,528)
Total loans serviced	$12,021,437	$11,153,274	$868,163

Net pre-tax servicing margin to total loans serviced	(0.11)%	(0.13)%	0.02%

Transaction Processing

The company’s transaction processing business continued to show impressive growth during the first quarter. Transaction processing partners contributed a total of $181 million to the company’s total conforming mortgage production, representing an increase of $62 million or 52% from fourth quarter 2002. The total number of transaction processing relationships totaled 374 at March 31, 2003, compared with 385 relationships reported last quarter. The decrease relates to duplicate contracts that were identified during a recently completed internal audit and reconciliation of executed agreements.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company’s different business channels over the past three quarters. It is intended to supplement the information in this announcement and give interested parties a better understanding of the company’s operations and financial trends.

The quarterly data, the company’s monthly operating statistics and additional financial reports can be found under “Investor Relations” at www.netbank.com. The material is accessible through the link titled “Financial Data.”

Conference Call Information

Management has scheduled a conference call to discuss the quarterly results with financial analysts, media and other interested parties. The call will be held today at 11 a.m. EDT.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	877-601-3548
International:	+1-630-395-0049
One-Week Replay:	1-800-551-8162

The bank will audiocast the call on its Web site within the “Investor Relations” area. Individuals who cannot participate in the live call may e-mail their questions to investorrelations@netbank.com. Questions must be received before 9:30 a.m. EDT for inclusion in the discussion.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country’s first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; and NetInsurance, Inc. (formerly known as RBMG Insurance Services, Inc.), an online insurance agency representing some of the nation’s leading insurance companies. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about the company’s effort to: 1) create long-term shareholder value; 2) improve profitability in the retail bank channel; 3) add margin back into the bank’s investment portfolio; 4) grow our servicing portfolio; 5) use our servicing portfolio as a hedge against earnings volatility in a rising interest rate environment; 6) reinforce the bank’s market position as a leading Internet bank; 7) realize cost savings through the early retirement of certain debt at the bank; and 8) plan to buy back additional shares of our common stock are “forward-looking statements” involving risks and uncertainties that could cause actual results to differ materially. Risks include: 1) investors not responding positively to the company’s initiatives and business strategy; 2) new bank initiatives not generating significant revenue; 3) negative performance of other assets held for investment at the bank; 4) a change in management’s decision to grow the servicing portfolio; 5) adverse mortgage market conditions that prevent or offset a reduction in impairment charges to mortgage servicing rights; 6) consumers not responding to the bank’s new services; 7) the assumption of other debt or fixed expenses; and 8) a change in management’s decision to buy back stock. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see “Risk Factors” in the company’s SEC filings.

NetBank, Inc.

Condensed Consolidated Statements of Operations

For the Quarters Ended March 31, 2003 and 2002

(Unaudited and in 000's except per share data)

	For the quarters ended March 31, 2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc	NetBank, Inc

Interest income:
Loans and leases	$12,784	$25,470	$—	$7	$38,261	$27,562
Investment securities	6,589	20	—	—	6,609	8,403
Short-term investments	127	5	—	—	132	813
Inter-segment	8,509	—	506	(9,015)	—	—
Total interest income	28,009	25,495	506	(9,008)	45,002	36,778

Interest expense:
Deposits	12,446	—	—	—	12,446	13,774
Other borrowed funds	6,981	1,660	412	—	9,053	10,661
Inter-segment	485	8,221	309	(9,015)	—	—
Total interest expense	19,912	9,881	721	(9,015)	21,499	24,435
Net interest income	8,097	15,614	(215)	7	23,503	12,343
Provision for loan and lease losses	849	19	—	—	868	104
Net interest income after provision	7,248	15,595	(215)	7	22,635	12,239

Non-interest income:
Service charges and fees	2,546	8,810	—	(30)	11,326	3,385
Gains on sales of mortgage loans and mortgage servicing rights	183	49,657	—	(917)	48,923	5,673
Other income	496	2,065	2	—	2,563	—
Gain (loss) on sales of securities	6,332	—	—	—	6,332	(85)
Total non-interest income	9,557	60,532	2	(947)	69,144	8,973

Non-interest expense:
Salaries and benefits	3,732	25,504	574	—	29,810	5,630
Customer service	2,771	—	—	—	2,771	3,238
Loan servicing	606	—	—	—	606	2,043
Marketing costs	1,470	588	16	—	2,074	1,567
Data processing	2,782	1,368	—	—	4,150	2,366
Depreciation and amortization	1,686	1,671	179	—	3,536	1,915
Impairment and amortization of mortgage servicing rights	—	9,801	—	—	9,801	—
Office expenses	375	2,336	12	—	2,723	661
Occupancy	452	3,810	51	—	4,313	970
Travel and entertainment	89	733	30	—	852	142
Professional fees	678	2,046	163	—	2,887	440
Other	568	4,300	471	(30)	5,309	638
Prepayment penalties on the early extinguishment of debt	5,976	—	—	—	5,976	—
Non-recurring acquisition & severance	—	—	—	—	—	10,085
Total non-interest expense	21,185	52,157	1,496	(30)	74,808	29,695
Income (loss) before income taxes	(4,380)	23,970	(1,709)	(910)	16,971	(8,483)
Income tax (expense) benefit	1,711	(8,992)	670	342	(6,269)	2,845
Net income (loss)	$(2,669)	$14,978	$(1,039)	$(568)	$10,702	$(5,638)

Net income (loss) per common and potential common shares outstanding:
Basic					$0.22	$(0.19)
Diluted					$0.22	$(0.19)

Weighted average common and potential common shares outstanding:
Basic					48,324	29,239
Diluted					48,762	29,239

NetBank, Inc.

Condensed Consolidated Balance Sheets

As of March 31, 2003 and 2002

(Unaudited and in 000's except share data)

	2003					2002

	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc	NetBank, Inc
Assets
Cash and cash equivalents:
Cash and due from banks	$58,643	$20,948	$38	$(4,092)	$75,537	$34,512
Federal funds sold	39,515	1,016	893	(893)	40,531	203,623
Total cash and cash equivalents	98,158	21,964	931	(4,985)	116,068	238,135
Investment securities available for sale-at fair value	565,663	15	—	—	565,678	762,454
Stock of Federal Home Loan Bank of Atlanta-at cost	33,500	—	—	—	33,500	39,625
Investment in subsidiaries	148,091	—	526,984	(675,075)	—	—
Mortgage loans held for sale	35,899	1,631,739	—	—	1,667,638	1,005,247
Loans and leases receivable-net of allowance for losses	1,020,129	798	19	(1,553)	1,019,393	1,507,934
Mortgage servicing rights	—	105,761	—	—	105,761	132,203
Accrued interest receivable	9,717	1,753	—	—	11,470	9,934
Furniture, equipment, and capitalized software	12,904	32,629	3,993	—	49,526	44,512
Goodwill and other intangibles	2,975	40,401	881	—	44,257	41,652
Due from servicers and investors	24,453	29,617	—	135	54,205	131,166
Due from intercompany	1,528,352	5,667	36,484	(1,570,503)	—	—
Other assets	18,210	38,195	9,689	—	66,094	66,570
Total assets	$3,498,051	$1,908,539	$578,981	$(2,251,981)	$3,733,590	$3,979,432

Liabilities
Deposits	$2,284,298	$—	$—	$(4,985)	$2,279,313	$1,732,440
Other borrowed funds	670,000	168,633	—	—	838,633	1,597,168
Convertible subordinated debt	—	—	26,169	—	26,169	26,965
Trust preferred securities	—	—	4,382	—	4,382	—
Accrued interest payable	10,409	294	484	—	11,187	18,152
Loans in process	—	70,709	—	—	70,709	42,465
Due to intercompany	240,482	1,297,817	32,204	(1,570,503)	—	—
Accounts payable and accrued liabilities	1,865	108,734	(13,098)	(529)	96,972	156,842
Total liabilities	3,207,054	1,646,187	50,141	(1,576,017)	3,327,365	3,574,032

Commitments and contingencies

Shareholders' equity
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—	—	—	—	—
Common stock, $.01 par (100,000,000 shares authorized, 52,743,235 and 51,468,057 shares issued, respectively)	2,564	741	843	(3,621)	527	515
Additional paid-in capital	302,896	232,099	579,811	(683,749)	431,057	422,373
Retained earnings	(23,322)	29,512	10,086	(9,115)	7,161	7,650
Accumulated other comprehensive income (loss), net of tax	8,859	—	—	—	8,859	(3,671)
Treasury stock, at cost (4,737,738 and 2,731,605 shares, respectively)	—	—	(61,900)	20,521	(41,379)	(21,467)
Total shareholders' equity	290,997	262,352	528,840	(675,964)	406,225	405,400

Total liabilities and shareholders' equity	$3,498,051	$1,908,539	$578,981	$(2,251,981)	$3,733,590	$3,979,432

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000's except per share data)

	Quarter ended March 31 2003	Quarter ended March 31 2002
Consolidated:

Net income	$10,702	$(5,638)
Total assets	$3,733,590	$3,979,432
Total equity	$406,225	$405,400
Return on average equity	10.60%	(6.83% )
Return on average assets	1.18%	(0.66% )
Book value per share	$8.46	$8.32
Tangible book value per share	$7.54	$7.46

NetBank, FSB:

Deposits	$2,280,206	$1,732,440
Customers	162,358	168,626
Average account balance	$9,854	$6,303

Capital Ratios (a):
Tier1 (Core) capital/tangible assets	7.16%	7.86%
Tier1 capital/risk-weighted assets	13.33%	14.16%
Total capital/risk-weighted assets	14.93%	15.41%

Asset quality numbers:
Non-performing loans (b)	$103,456	$97,081
Other real estate owned	2,300	213
Total non-performing assets	$105,756	$97,294

Allowance for loan and lease losses (ALLL) (c)	$41,792	$25,912
Net (charge-offs) and recoveries	$(1,487)	$(949)

Asset quality ratios:
Non-performing assets / average assets	3.15%	2.84%
ALLL / non-performing assets	39.52%	26.63%
ALLL / loan and lease receivables (d)	3.94%	1.69%
Net charge-offs / total assets (annualized)	0.16%	0.10%

Mortgage Banking:

	Quarter Ended March 31,
	2003	2002
Production Activity:
Retail	$674,649	$499,658
Correspondent	1,867,755	—
Wholesale	1,357,119	—
Total agency-eligible	3,899,523	499,658
Non-conforming	457,900	—
Total	$4,357,423	$499,658

Sales Activity:	$4,145,516	$528,008

Pipeline:
Locked mortgage loan pipeline	$2,164,246	$747,471
Mortgage application pipeline	2,550,331	1,172,267
Total Pipeline	$4,714,577	$1,919,738

UPB of loans serviced:	$12,021,437	$13,242,858

(a) Estimated capital ratios

(b) Non-performing loans includes $83.8 million of CMC leases

(c) ALLL is presented net of $3,270 of ALLL associated with assets redesignated as held for sale

(d) Loan and lease receivables excludes commercial loans redesignated as held for sale